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                                   EXHIBIT 99

                                 PRESS RELEASE

                           LAUREL CAPITAL GROUP, INC.
                 2724 Harts Run Rd. Allison Park, PA 15101-1437

Release Date:                                           For Further Information

December 19, 1997                                       Edwin R. Maus, President
                                                        412-487-7404 Ext. 303

                         LAUREL CAPITAL GROUP ANNOUNCES
                            3 - FOR - 2 STOCK SPLIT

ALLISON PARK, PA - December 19, 1997 - The board of directors of Laurel Capital Group, Inc. (NASDAQ: LARL) at their December 18, 1997 meeting, declared a 3-for-2 stock split of the Company's common stock. The dividend is payable on January 16, 1998 to stockholders of record January 2, 1998. As a result of the stock split, the Company's outstanding shares will increase approximately 50% to 2,172,138 before cash in lieu of fractional shares from the current level of 1,448,092.

In announcing the stock split, Edwin R. Maus, President and Chief Executive Officer, noted the Company's excellent results during recent years, and the significant appreciation in the stock price since going public in April 1987. "This represents the fifth stock split in six years for Laurel Capital including three prior 5-for-4 stock splits and one 3-for-2 stock split. Furthermore, this split expresses our confidence in the continued growth and profitability of the Company and out continuing commitment to enhance value and provide a stable return to our stockholders. In addition, we believe this stock split will provide a wider distribution of the Company's stock."

Laurel Capital Group, Inc. is the holding company for Laurel Savings Bank. Laurel Savings is a 110-year-old, Pennsylvania-chartered, SAIF-insured savings bank with six full-service located officers in Allegheny and Butler counties serving customers throughout the Pittsburgh area.